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                                                                    EXHIBIT 4.15

                             ENGLISH TRANSLATION OF
                          LEASE AGREEMENT FOR PREMESIS
                        FOR USES OTHER THAN AS A DWELLING

This Commercial Lease Agreement is entered into in Barcelona this 27th day of June 2001, BY AND BETWEEN:

Mr. JOSEP BALCELLS RABANETE, of legal age, with National Identity Card number 37,358,461-C, acting in his capacity as Chief Executive Officer and on behalf of SERTRAM, S.A., a company with its registered address at Calle Acero 30-32, Edificio SERTRAM, Barcelona and duly registered in the Company Registry of this Province in Volume 3693, Book 3044 of the 2nd Section, Sheet 39,051, Folio 226, 1st Entry and with T.I.N. number A-08 475899,

Hereinafter "SERTRAM" (landlord and Owner).

AND:

Mr. JOSE IGNACIO DEL BARRIO GOMEZ of legal age, with National Identity Card number 51,343,948-J, acting in his capacity as of a holder of a power of attorney authorized by the Notary Public of Madrid Mr. Carlos Perez Baudin on November 15, 2000 bearing the number 3694 of his protocol files on behalf of CARRIERHOUSE, S.A., a company with it registered address at Calle Isabel Colbrand, 8, Madrid and duly registered in the Companies Registry of this province in Volume 13,891, Book 0 of the 8th Section, Sheet M-227370, Folio 164, 1st Entry and with T.I.N. number A-82232448,

Hereinafter "CARRIERHOUSE" (tenant).

Both parties mutually recognize there full legal capacity to act and the powers of attorney with which they are empowered to execute this agreement and, for the purposes of interpretation, the parties hereby state that this agreement has been discussed and drafted jointly.

WITNESSETH:

1.- WHEREAS, SERTRAM is the owner of the following properties:

Description:

      a) Office module 1(degree)-1(a) with an approximate total surface area of 526 m(2) situated at Calle Acer 30-32 in the Barcelona Duty-Free Zone (Zona Franca) and registered in the Barcelona Land Registry Number 14 in Volume 2847, Book 195, Sants-1, Folio 41, Property 9604, 1st Entry (as detailed in plan in ANNEX 1 attached hereto).

      b) Office module 1(degree)-2(a) with an approximate total surface area of 463 m(2) situated at Calle Acer 30-32 in the Barcelona Duty-Free Zone (Zona Franca) and registered in the Barcelona Land Registry Number 14 in Volume 2847, Book 195, Sants-1, Folio 46, Property 9605, 1st Entry (as detailed in plan in ANNEX 1 attached hereto).

      c) Premises of 720 m(2) on the ground floor situated at Calle Acer 30-32 in the Barcelona Duty-Free Zone (Zona Franca) with three open-air parking spaces in the front courtyard of Calle Plomo 15, and registered in the Barcelona Land Registry Number 14 in Volume 2847, Book 195, Sants-1, Folio 36, Property 9603, 1st Entry (as detailed in plan in ANNEX 1 attached hereto).

      d) Three covered parking spaces on the basement floor of Calle Acer 30-32 in the Barcelona Duty-Free Zone (Zona Franca), numbers 13, 14 and 15, and registered in the Barcelona Land Registry Number 14 in Volume 2847, Book 195, Sants-1, Folio 21, Property 9600, 1st Entry (as detailed in plan in ANNEX 1 attached hereto).

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      e)  Premises of 610 m(2) on the ground floor situated at situated at Calle
          Acer 30-32 in the Barcelona Duty-Free Zone (Zona Franca) and registered in the Barcelona Land Registry Number 14 in Volume 2847, Book 195, Sants-1, Folio 36, Property 9603, 1st Entry (as detailed in plan in ANNEX 1 attached hereto).

      f) Courtyard surface area of approximately 25 m(2) of the Sertram building on Calle Acer 30-32 with entrance from Calle Plomo 16 (as detailed in plan in ANNEX 1 attached hereto).

      g) Courtyard surface area of approximately 167 m(2) of the Sertram building on Calle Acer 30-32 with entrance from Calle Plomo 16 (as detailed in plan in ANNEX 1 attached hereto).

Hereinafter the "PREMISES".

All the buildings included within the streets Arenes, Hierro, Plomo and Acero shall hereinafter be referred to as the "BUILDING";

2.- WHEREAS, CARRIERHOUSE wishes to lease the PREMISES to install in them the elements required to perform the activities to which it is dedicated, which are set forth in its corporate purpose and, in addition, are known and expressly authorized hereby by SERTRAM;

3.- WHEREAS, there are a series of lease agreements that are presently in effect which are to be annulled and replaced by this agreement upon the date of its execution and there will thus be no discontinuity in the lease but be a modification of some conditions having immediate effect.

The agreements to be thus substituted are the agreement entered into on January 1, 1999 concerning the aforementioned properties a), b), c) and d) and the agreement entered into on September 7, 2000 concerning property e).

Properties f) and g) are hereby leased by CARRIERHOUSE for the first time and incorporated into this lease agreement.

By virtue of the above, the parties enter into this commercial lease agreement, which shall be governed by the general rules on contracting that may be applicable, the provisions set forth in the prevailing Law on Urban Leases (Ley de Arrendamientos Urbanos) and especially with prevalence over the aforementioned and in as far as it is allowed by them the by following

                              TERMS AND CONDITIONS

1.- LEASE AND HANDOVER OF THE PREMISES

Subject to the terms and conditions set forth herein, SERTRAM leases the PREMISES described in the first Whereas Clause to CARRIERHOUSE, along with all their facilities and equipment.

CARRIERHOUSE for its part accepts the aforementioned handover and hereby states it has received the PREMISES in a fit state for use, along with all the necessary facilities and equipment referred to in the first paragraph of this clause. Photographs of the PREMISES' current state are attached hereto, and CARRIERHOUSE takes on the responsibility of maintaining the premises in the same state up to the termination of this agreement. It likewise undertakes to replace anything that may subsequently deteriorate more than would be expected as a result of normal wear and tear.

CARRIERHOUSE is hereby authorized to execute any works that may be necessary for its activities, except those that would entail modifying the structure, retaining walls and/or facades. In order to execute installations outside the PREMISES, CARRIERHOUSE must seek obligatory authorization from the Owner, except when expressly authorized herein.

Consequently, SERTRAM hereby hands over to CARRIERHOUSE the keys to the PREMISES and with them possession thereof free of occupants. It likewise takes on the obligation of ensuring the quiet enjoyment of the PREMISES throughout the term of this agreement.

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2.- USE OF THE PREMISES

1.1 CARRIERHOUSE shall destine the PREMISES to the following uses:

1.1.1 Premises a), b), c) and e). For its own offices and warehouses or those of other companies related with the activities performed by CARRIERHOUSE pursuant to it corporate purpose, as well as for technical premises refurbished for its own use and/or to provide outsourcing services to communications operators and to other companies, consisting of the housing, maintenance and, should it be the case, operation of communications and/or computer equipment by its own means or with the assistance of employees belonging to the aforementioned operators or companies. The foregoing shall be performed within the limits laid down by prevailing laws, ordinances and other applicable administrative regulations.

1.1.2   Premises d). For vehicle parking spaces.

1.1.3 Premises f) and g). For the installation of ancillary equipment for air-conditioning, electric power generating sets and power transformers.

1.2 For the purposes of the activities set forth in the previous paragraph, CARRIERHOUSE may sublease the PREMISES should it be necessary and shall take on all the obligations and entitlements arising from the LAU (Spanish abbreviation for Urban Leases Law). It shall also be held liable by the landlord for the sub-lessees, should there be any, and shall undertake to ensure that the sublease agreements shall automatically be terminated should this lease agreement be terminated. Any sublease should always be associated to the activities performed by CARRIERHOUSE described in the Whereas Clause and shall under no circumstances entail any modifications to the terms and conditions or clauses set forth in this agreement, or involve an increase in the rent set forth herein.

1.3 The tenant may not transfer the PREMISES without having received the landlord's express prior written consent.

1.4 The tenant shall be responsible for obtaining all the official permits to open and use the PREMISES. The landlord hereby undertakes to collaborate with the tenant to obtain such official permits by providing it with the necessary documents and any other support that may be necessary. The landlord hereby authorizes the tenant to execute any works required to refurbish the premises for the contractual ends set forth herein, without the tenant needing to apply for any subsequent authorizations in this regard.

1.5 The tenant expressly states hereby that it undertakes to strictly comply with any municipal ordinance that may affect the PREMISES' use, especially those concerning noise and vibrations.

1.6 The building has been granted a License of Activity (Licencia de Actividad) and a Finalization of Works Certificate (Certificado de fin de obras), both of which are attached hereto as ANNEX 5.

3.- DURATION

3.1 TERM

This agreement shall have a term of TEN (10) YEARS counting from January 1, 1999 and shall have automatic TWELVE-MONTH (12) renewal periods as of the tenth year.

Nonetheless, CARRIERHOUSE may terminate this agreement at any of the renewal periods by giving 6 MONTHS' (6) prior notice.

Once TWENTY (20) years have elapsed from January 1, 1999, this contract shall be definitively terminated, unless the parties should reach agreement otherwise.

3.2 VACATION

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On the date this agreement expires or terminates, whatever the cause may be,
CARRIERHOUSE shall immediately vacate the PREMISES and hand them over to SERTRAM in the same state as they were in at the commencement of the agreement.

The PREMISES shall be handed over to SERTRAM's full satisfaction and CARRIERHOUSE shall be responsible for any repairs that may have to be made to return the PREMISES in a good state of upkeep, taking into account the normal wear and tear suffered during the lease.

Once the agreement has finalized, CARRIERHOUSE shall be entitled to remove from the PREMISES any furniture, installations or improvement works it may have made without this being considered as a deterioration of the aforementioned PREMISES with regard to the state in which the tenant received them.

3.3 PENALTY CLAUSE

Should the agreement be terminated and CARRIERHOUSE does not hand over the PREMISES to SERTRAM, the former shall compensate the latter the amount of 300,000 pesetas (THREE HUNDRED THOUSAND PESETAS) for each day of delay in the handover of the PREMISES as a compensation payment agreed upon for the damages caused by the delay in the handover.

CARRIERHOUSE hereby reserves the right to legally deposit the keys of the PREMISES to a notary public from the foreseen handover date.

3.4 EARLY TERMINATION

Should CARRIERHOUSE unilaterally withdraw from this agreement before the end of the term as set forth in Clause 3.1 herein, it shall have to pay SERTRAM the amount of the damages caused by such a withdrawal, which shall be deemed to be equivalent to the outstanding term that has yet to transpire, unless a legal ruling otherwise is issued.

4.- RENT

4.1 AMOUNT

The monthly rent to be paid by CARRIERHOUSE shall amount to 3,332,557 pesetas (THREE MILLION THREE HUNDRED AND THIRTY-TWO THOUSAND FIVE HUNDRED AND FIFTY-SEVEN PESETAS), not including the V.A.T. that may be applicable during the term of the agreement.

The table below provides a breakdown of the monthly rent, as well as each premises' percentage participation coefficient and the forecasts for communal costs:

                                      Percentage                Total Rent    Forecast    Total Costs
PREMISES      Use      Surface Area   Coefficient   Rent/m(2)   per Month    Costs/m(2)    per Month
--------   ---------   ------------   -----------   ---------   ----------   ----------   -----------
   a       Offices         526           3.26         1350         710,100      389         204,614
   b       Offices         463           2.87         1350         625,050      389         180,107
   c       Premises        720           3.02         1350         972,000       92          66,240
   d       Parking           -              -                       48,157
   e       Premises        610           2.58         1350         823,500       92          56,120
   f       Courtyard        25              -         1350          33,750
   g       Courtyard       167              -                      120,000
                                                                 3,332,557                  507,081

4.2 PAYMENT

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Payment of the aforementioned amount shall be made one month in advance, within the first FIVE (5) working days of each month by means of a standing order from the account designated by CARRIERHOUSE, which hereby undertakes to notify SERTRAM of the details thereof. The first rent instalment shall be paid from July 1, 2001.

4.3 ARREARS

Should any of the monthly instalments not be paid, CARRIERHOUSE shall have to pay SERTRAM an amount equivalent to the result of applying the one-year EURIBOR interest rate increased by TWO (2) percentage points to the sum of the outstanding amount and any unpaid interest. This shall be without prejudice to any legal actions SERTRAM may be entitled to bring.

The aforementioned interest shall be due on a daily basis counting from the date payment of the receipt should have been made (5th working day of each month).

4.4 UPDATING

Once the first year has elapsed, the rent shall be updated on December 1 of each year in accordance with the upward or downward changes of the General Consumer Price Index corresponding to the province of Barcelona set by National Statistics Institute (Instituto Nacional de Estadistica) or the body that may replace it. The prevailing rent for the previous year shall be used as a basis for calculation and the percentage difference between the CPI for November of the prior year and November of the year in which the review is to be made shall be applied thereto.

The updating of the rent shall be applied from the date that the annual period elapses, the first one being on January 1, 2002. Any arrears should be paid in a one-off payment in the same month that the percentage variation of the aforementioned index is made public.

In view of the public and objective nature of the applicable index for updating the rent, the parties expressly agree hereby that it shall not be necessary to give any kind of notice whatsoever of effectuate the updating of the rent agreed upon herein.

4.5 RENT REVIEWS

Without prejudice to the updating clause agreed upon in the previous paragraph, once FIVE (5) YEARS have elapsed from the date this agreement was entered into, the then prevailing rent shall be reviewed either upwards or downwards to adapt it to market rents corresponding to similar premises located in the area. Such reviews shall have a maximum increase or decrease of 20% with regard to the last rent paid. The market price shall be determined by the prevailing publications issued by Real Estate Property Agents (Agentes de la Propiedad Inmobiliaria - Spanish initials API) or by the estimates provided by three such agents of recognised prestige.

5.- OTHER PAYMENTS

5.1 PAYMENTS CORRESPONDING TO CARRIERHOUSE

    In addition to the rent agreed upon herein, CARRIERHOUSE hereby undertakes to pay each of the payments set forth below in the monthly receipts:

    - The monthly amount resulting from applying 12% per annum on the amount corresponding to repair works and upkeep that SERTRAM may perform to maintain the PREMISES and their facilities and services in a fit state for the uses agreed upon herein, as well as the special contribution percentages for improvements that may be imposed on the PREMISES or the BUILDING. Should such works be communal works, the amount thereof will be divided among all the tenants affected in accordance with the percentage coefficient corresponding to each premises, without it ever exceeding 10% of the prevailing rent.

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    -   The amount of the total costs of all the services with which the
        BUILDING is equipped, such as caretaker, cleaning, lighting of communal areas, 24-hour security, maintenance, the consumption of utilities (water, gas and electricity) by communal services and elements, power consumption of the BUILDING'S air-conditioning system, administration costs for the complex, etc. in proportion to leased property's surface area with regard to the building's total surface area in accordance with the percentage participation coefficients for communal expenses as set forth in the Whereas Clause contained herein.

    - The amounts corresponding to the levying of new taxes or increases made to the taxable amounts or tax rates for contributions, rates and duties that may be levied on the property. In such an event, SERTRAM shall be entitled to pass on the difference between is current tax liability and the tax liability that may result from the levying of new taxes or the increase of existing taxes on the PREMISES on a 12-month pro rata basis after having proved to the TENANT that such taxes or increases have indeed come into effect.

5.2 PROVISION OF FUNDS

The communal costs set forth in the previous paragraph for 2001 are estimated to amount to 389 pesetas/m(2) for offices and 92 pesetas/m(2) for other premises each month.

To cover the aforementioned costs, CARRIERHOUSE shall pay a monthly provision of funds in advance to the amount of 507,081 pesetas (FIVE HUNDRED SEVEN THOUSAND AND EIGHTY-ONE PESETAS), not including the prevailing V.A.T., as indicated in the table contained in Clause 4.1. Such payments shall be made within the first five working days of each month. Once the expenses for the year in course have been finally settled, the administrator shall proceed to determine the difference between the costs to be paid by CARRIERHOUSE and the provision of funds thus made. He/She shall then proceed to pay or charge for the amounts owed or charged for in excess, as the case may be. The percentage coefficients applicable to calculate such costs on a pro rata basis and pass them on shall be the ones stated in the first Whereas Clause contained herein. The first payment for this provision of funds shall be made on July 1, 2001.

5.3 SERTRAM'S LIABILITY FOR INTERRUPTIONS OF SERVICE

SERTRAM shall not be held liable for any interruptions that may occur to the elevator, air-conditioning, central heating, etc. services during a reasonable period of time. It shall undertake to proceed to the repair of any such faults as soon as possible which shall never exceed 48 hours, except in cases of force majeure and/or faults that can be imputed to electricity and water utilities. CARRIERHOUSE shall not be entitled to withhold or delay the payment of rent nor seek any kind of compensation, except in cases exceeding 48 hours that may be imputed to the owner. Any incidents that result from the negligence of third parties or serious faults whose repairs require more time shall not be considered as imputable to the owner, even if they should exceed 48 hours. In such cases, the owner shall demonstrate having taken all the steps at its disposal to minimize the interruption of service.

6.- UTILITIES AND SERVICES

CARRIERHOUSE receives the PREMISES equipped with their present state of general connections to utilities and their corresponding piping/wiring.

CARRIERHOUSE shall be responsible for the supply of water, gas, telephone and electricity to the leased PREMISES and should therefore contract them from the relevant utilities companies at its own cost. It shall also be responsible for:

   -  The acquisition, upkeep and repair of metering devices.

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   -  The costs for maintaining the installations of said utilities.

   -  The costs of any modifications that have been made to such installations.

SERTRAM herby undertakes to ensure that the TENANT and/or any third parties belonging to companies related to the activities described in section 2.1 contained herein have free access to the leased PREMISES and the facilities of the Building within which such PREMISES are located 24 hours a day throughout the year.

7.- UPKEEP OF THE PREMISES

CARRIERHOUSE hereby states that it has received the PREMISES in a perfect state fit for the uses to which they will be destined, along with all the facilities and equipment described in the first Whereas Clause contained herein. CARRIERHOUSE hereby takes on the responsibility of the PREMISES' upkeep and likewise undertakes to carry out any repairs or replace any elements whatsoever may be necessary for their proper upkeep, as long as they arise from CARRIERHOUSE'S improper use of negligence.

CARRIERHOUSE shall be solely responsible for and shall wholly pay for any repair or conservation work on the PREMISES, as well as for any such works on their facilities needed to maintain the PREMISES in a fit state to serve for the uses agreed upon herein, long as they arise from CARRIERHOUSE'S improper use of negligence.

CARRIERHOUSE specifically takes on the responsibility of conserving and maintaining locks, switches, lighting points, taps, piping, toilets, cisterns, doors, windows, glazing and, in general, electricity, water and gas installations. It shall be responsible for any costs derived from damages to said elements, as long as they arise from CARRIERHOUSE'S improper use of negligence.

8.- WORKS

CARRIERHOUSE hereby undertakes to submit a plan for the refurbishment works it may wish to carry out prior to their execution. SERTRAM shall then proceed to issue its approval and its express consent to said plans, without prejudice to its entitlement to conduct a subsequent inspection of the works through the personnel it may freely appoint. The times of the aforementioned inspections must be agreed upon with CARRIERHOUSE no later than seven calendar days after the finalization of the works and always in the spirit of causing the least possible disruption to the normal activities performed in the PREMISES.

Obtaining the administrative works license for all such works shall be the sole responsibility of CARRIERHOUSE.

Should the contractual relationship be terminated for any reason whatsoever, all works and improvements carried out shall remain to the benefit of the PREMISES and the Owner free of charge if CARRIERHOUSE does not remove them upon termination of the agreement.

9.- INSURANCE

9.1 SERTRAM'S RESPONSIBILITY

SERTRAM hereby undertakes to take out and keep in effect throughout the term of this agreement a Fire and Third-Party insurance policy from an insurance firm of recognized solvency to cover the BUILDING.

9.2 CARRIERHOUSE'S RESPONSIBILITY

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9.2.1. Increases in the Premium

Should the premium of any of the insurance policies taken out by SERTRAM to cover the BUILDING be increased as a result of the activities performed by CARRIERHOUSE in the PREMISES, the latter shall be obliged to pay the former for the increase in the premium. In order to do so, it shall be necessary for SERTRAM to justify the effectiveness of the increase in the premium and that such an increase is an objective increase of the risk arising from CARRIERHOUSE's activities.

CARRIERHOUSE shall make a one-off payment to SERTRAM of said amount when it pays for the first monthly rent due after SERTRAM pays for the annual premium.

9.2.2 Third Party Liability

In addition, CARRIERHOUSE hereby undertakes to take out and maintain in effect throughout the term of this agreement a third party liability insurance policy from an insurance company of recognized solvency to cover the risks of the breakage of glazing, fire, flooding and, in general terms, all damages that may be caused to the PREMISES or the BUILDING due to its responsibility or negligence, as well as of its employees, collaborators and people it is responsible for.

CARRIERHOUSE hereby undertakes to provide SERTRAM with sufficient proof of the performance of this obligation at any moment upon the latter's request.

10.- OTHER OBLIGATIONS PERTAINING TO CARRIERHOUSE

In addition to the obligations arising from the prevailing Law on Urban Leases (Spanish abbreviation - L.A.U.) and the clauses and annexes contained herein, CARRIERHOUSE hereby undertakes:

   - To take sole and direct responsibility for any damages that may be caused to third parties or things as a result of its activities. In any event, SERTRAM shall not be held liable by third parties for the reasons thus indicated, and shall not be held liable even for damages resulting from services and utilities installations.

   - To legalize all the installations that may need obligatory prior authorization pursuant to prevailing safety regulations and legislation, as well as to comply with and perform all safety regulations that affect and have a bearing on its specific activities, thus undertaking to obtain any necessary authorizations.

   - To facilitate access to and the inspection of the leased PREMISES to SERTRAM or the personnel it may appoint at any moment in order to verify the use and state of upkeep of the PREMISES or to execute any repairs that are necessary or appropriate. This shall be without entitlement to any compensation for any damages that may thus be caused. Such actions by SERTRAM or its personnel shall be performed on the dates and times agreed upon by the parties except for urgent works, in which case such agreement shall not be needed. Nonetheless, SERTRAM hereby undertakes to cause as little disruption as possible to CARRIERHOUSE.

   - To dispose of and destroy any waste its activities may generate that cannot be withdrawn by the municipal waste disposal service.

   - To respect any easements corresponding to gas installations: communal reception unit, metering room, and distribution piping to the subscribers within the SERTRAM Building.

   - To comply with the BUILDING'S Internal Regulations, a copy of which it hereby signs as proof of its consent and attached hereto as ANNEX 2.

The breach by CARRIERHOUSE or by SERTRAM of any of the obligations agreed upon herein shall give rise to compensation for damages and the costs shall be paid in accordance with a judicial ruling.

11.- ADMINISTRATIVE LICENSES FOR THE OCCUPATION OF THE PREMISES

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Obtaining any administrative authorizations that may be necessary to occupy the
PREMISES and perform the activities shall be CARRIERHOUSE's responsibility and it shall incur at its own expense all the necessary costs to obtain them.

SERTRAM for its part shall not be held liable should any of the competent national or municipal bodies refuse to grant CARRIERHOUSE the opening or first occupation licenses for the PREMISES, or should such licenses be withdrawn once they have been granted, except when such an event is due to SERTRAM's responsibility or negligence, or should it in any way be a result of its actions or omissions.

12.- PROHIBITIONS

CARRIERHOUSE may install air-conditioning systems, electric power feeds, satellite dishes and/or similar communications equipment or elements on the building's terrace roof. The installation and maintenance of said equipment and all its accessories shall be CARRIERHOUSE's sole responsibility and it must obtain all the relevant administrative licenses that may be obligatory. CARRIERHOUSE must likewise comply with any prevailing regulations and ordinances that may be applicable, as well as with the rules of good construction and adopt all the safety measures that may be required or appropriate. All the costs and consumption that this may give rise to shall be incurred by CARRIERHOUSE.

The equipment thus installed may not produce noise, vibrations, leaks or perturbations of any other kind whatsoever and CARRIERHOUSE shall therefore undertake to adopt the necessary measures to avoid such situations. Upon the termination of this agreement, CARRIERHOUSE shall remove such equipment and ensure the roof area used is returned in its original state. Any costs that may arise thereof shall be incurred by the Tenant, unless agreement otherwise is reached with the owner.

The Owner shall be duly informed of the installation of the equipment described in the paragraph above and shall have a maximum of fifteen calendar days to issue its approval. Should this period elapse without written notice or comment from the owner, it shall be construed that such an installation has been authorized. If, on the contrary, the Owner gives notice against the installation, the Owner must provide justification within the same period stating the public or private regulations that are breached by such installations that objectively support its denial of authorization.

CARRIERHOUSE is expressly forbidden from placing any kind of signs on the facade or through the PREMISES' windows. CARRIERHOUSE's corporate signs may only be located on the places indicated by SERTRAM, more specifically above the doors on the north side of the BUILDING and they must be of the same size as the existing signs.

CARRIERHOUSE is expressly forbidden from installing motors or machines within the PREMISES that produce vibrations or noise that exceed the limits allowed by municipal ordinances.

CARRIERHOUSE may not store inflammable materials, explosives and dangerous or noxious substances within the PREMISES, except those that are necessary to perform its authorized activities and in compliance with prevailing safety regulations. It shall be held liable for any breaches that may be produced of the aforementioned requirements.

CARRIERHOUSE may subrogate its position to any existing or newly set up company belonging to ABENGOA, S.A. under the same terms and conditions as those contained herein. It shall hereby be construed that it is expressly authorized to do so by SERTRAM.

13.- WAIVERS OF CARRIERHOUSE

In addition to the waivers contained in other clauses of this agreement, CARRIERHOUSE expressly waives the entitlements set forth below using the powers granted to it in paragraph 3, Article 4 of the Urban Leases Law:

     a) The entitlement to assign the agreement and to sublease, except for the cases allowed in accordance with this agreement.

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     b)  The entitlement to compensation, should it be applicable, set forth in
         Article 34 of the Urban Leases Law.

     c) The entitlement of subrogation set forth in Article 33 of the Urban Leases Law.

14.- TAXES

Unless the parties reach agreement otherwise, Landlord and Tenant shall pay all taxes, duties and other levies on the leased PREMISES that correspond to them as set forth under the Law, except for Property Tax (Impuesto sobre Bienes Inmuebles - IBI) and the Tax on Access Rights (Impuesto sobre Vados) which are already passed on in the communal costs.

15.- SPECIFIC TECHNICAL CONDITIONS

Any new installations shall meet the following conditions:

Any devices installed or placed into service shall comply with applicable prevailing regulations, including visual impact regulations contained in ordinances. Likewise, any modifications or works shall be executed pursuant to the laws of any tier of government that may be applicable.

The installation of equipment that emits steam to the atmosphere, such as evaporation towers, evaporating condensers, etc., is hereby forbidden.

CARRIERHOUSE shall be responsible for any works and installations it may require, as well as the modification of existing works and installations.

Any new installations on the terrace roof shall incorporate grills, stairs and passageways so as to facilitate the maintenance the building's roof at any point. Likewise, such installations should leave a free space of 80 cm. along the whole length of the building's perimeter to enable the facade to be maintained.

All mechanical equipment shall be equipped with appropriate dampening devices so as not to transmit vibrations to the building. The installations' load supports shall be conducted by specially designed sub-structures to the building's pillars.

16.- SUBSTITUTION OF THE MIBOR BY ANOTHER SIMILAR INDEX

The parties hereby state that they are aware that the interest rate agreed upon herein that is referenced to the MIBOR may be substituted by another index established by the relevant regulations as a result of the introduction of the EURO during the term of this agreement. The parties hereby agree that the aforementioned substitution shall not entail any modification whatsoever to this agreement and that it shall not exempt or excuse them from its performance or grant them the power to change it or unilaterally rescind it.

17.- SUBSTITUTION OF THE PESETA BY THE EURO

The parties hereby state that they are aware that the peseta will be substituted by the EURO during the term of this agreement. When this comes about, this agreement shall not be modified in any way whatsoever as a result of the aforementioned substitution, nor shall it exempt or excuse the parties from its performance or grant them the power to change it or unilaterally rescind it.

Upon the substitution of the peseta by the EURO, the amounts contained herein and expressed in pesetas shall be substituted by the corresponding amounts in EUROS calculated at the exchange rate set forth by the relevant regulations.

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18.- SECURITY DEPOSIT

CARRIERHOUSE hereby sets up a security deposit to the amount of 6,665,114 pesetas (SIX MILLION SIX HUNDRED AND SIXTY-FIVE THOUSAND ONE HUNDRED AND FOURTEEN PESETAS) equivalent to two months' rent, which shall cover the payment of rent and other payments CARRIERHOUSE may be obliged to make by virtue of this agreement, any damages caused by the breach of contractual obligations and any damages caused to the PREMISES. Pursuant to the Urban Leases Law, CARRIERHOUSE likewise undertakes to increase said sum by an amount corresponding to any rent increase that may come about.

Both parties hereby recognize that CARRIERHOUSE has already paid out the sum of 5,417,600 pesetas (FIVE MILLION FOUR HUNDRED SEVENTEEN THOUSAND SIX HUNDRED PESETAS) as a security deposit for the leases mentioned in the third Whereas Clause contained herein.

CARRIERHOUSE is therefore obliged to set up a security deposit to the amount of 1,247,514 pesetas (ONE MILLION TWO HUNDRED FORTY-SEVEN THOUSAND FIVE HUNDRED AND FOURTEEN PESETAS).

19.- NOTICES

All notices, communications or summonses that CARRIEHOUSE may have to give SERTRAM while performing or as a result of this agreement shall be delivered to SERTRAM at the address first written above to the attention of Mr. Joan Esteve.

All notices, communications or summonses that SERTRAM may have to give CARRIERHOUSE while performing or as a result of this agreement shall be delivered to the following address: Calle Acer, 30, 08038 Barcelona to the attention of Mr. Miquel Blanch.

Should either party change address during the term of this agreement or during the time it is pending the performance of any obligations arising from it, it shall give notice thereof to the other party.

20.- EXECUTION OF THE AGREEMENT

All taxes and other expenses that may result from the execution, performance and termination of this agreement that cannot be individualized shall be paid on a fifty-fifty basis by the parties. Any expenses that can be individualized, shall be paid for by the party that has incurred them.

The parties may mutually require each other to make this agreement public. The costs of making this agreement public shall be borne by the party that requested it.

21.- JURISDICTION

The parties hereby agree to submit any dispute or litigation that may arise concerning this agreement to the judges and courts of Barcelona.

IN WITNESS WHEREOF, both parties have hereunto set their hand in duplicate in the place and at the date first mentioned above.

[bears illegible signature]        [bears illegible signature]

SERTRAM, S.A.                               CARRIERHOUSE, S.A.

                    [bears illegible signature]      [bears illegible signature]

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